UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) OCTOBER 8, 2005

BROADVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-28252	94-3184303
(Commission File No.)	(IRS Employer Identification No.)

585 Broadway
Redwood City, CA 94063

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 261-5100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On November 10, 2004, BroadVision, Inc. (the “Company”) entered into a definitive purchase agreement providing for the issuance of $16 million of convertible notes (the “Notes”) to five institutional investors (the “Noteholders”).  The Notes bear interest at a rate of six percent per annum, which interest is payable in arrears for each calendar quarter on the first day of the succeeding calendar quarter until the maturity date, with the first payment due on January 1, 2005.  Failure to pay the interest for more than five business days following a payment due date constitutes an event of default under the Notes.  The Company inadvertently missed the third quarter interest payment of approximately $201,000 that was due on October 1, 2005, which nonpayment became an event of default on October 8, 2005 after continuing for a period of over five business days.  The Company made the third quarter interest payment promptly after discovery of the nonpayment, on October 14, 2005.

Upon the earlier of a Noteholder receiving notice of the event of default from the Company or such Noteholder becoming aware of the event of default, such Noteholder may require the Company to redeem 120% of all or any portion of the amounts outstanding under the applicable Note by delivering notice of such redemption to the Company, which redemption is required under the Notes to be paid within five business days after receipt of such redemption notice.

If all of the Noteholders elect such redemption, the Company will be obligated to pay within five business days after receipt of such election approximately $15.6 million in unpaid principal and interest.  The accelerated repayment of all or any significant portion of such amount would leave the Company with insufficient working capital to conduct its business, and the Company does not presently have sufficient cash to meet such an accelerated repayment obligation.

The Company is in negotiations with certain of the Noteholders to amend the Notes to provide that untimely payment of the third quarter interest payment as described above did not constitute an event of default (the “Proposed Amendment”).

On July 25, 2005, the Company entered into a merger agreement with Bravo Holdco, a newly formed exempted company with limited liability incorporated under the laws of the Cayman Islands, and Bravo Merger Sub, LLC, a newly formed Delaware limited liability company and wholly owned subsidiary of Bravo Holdco, pursuant to which the Company agreed, subject to stockholder approval and other closing conditions, to be acquired by Bravo Holdco in exchange for cash consideration of $0.84 per share (the “Merger Agreement”).  Pursuant to the terms of the Merger Agreement, the consent of Bravo Holdco would be required in connection with entering into the Proposed Amendment.  There can be no assurance that the Company will come to agreement with the Noteholders regarding the Proposed Amendment, on terms acceptable to the Company or at all, and there can be no assurance that Bravo Holdco would consent to the Company’s entry into the Proposed Amendment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROADVISION, INC.

Dated: October 18, 2005	By:	/s/ William E. Meyer
William E. Meyer
Executive Vice President and Chief Financial Officer